UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14C

(Rule 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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CLEARWIRE CORPORATION

(Name of Registrant as Specified in its Charter)

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NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

CLEARWIRE CORPORATION

1475 120TH AVENUE NORTHEAST

BELLEVUE, WASHINGTON 98005

TO BE EFFECTIVE ON DECEMBER     , 2011

DATE FIRST MAILED TO STOCKHOLDERS: DECEMBER     , 2011

To the Stockholders of Clearwire Corporation:

This Notice and the accompanying Information Statement are being furnished to the stockholders of Clearwire Corporation, a Delaware corporation (the “Company”), in connection with action taken by the holders of a majority of the issued and outstanding voting securities of the Company, by written consent dated December 7, 2011, approving the amendment of the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock of the Company from 1,500,000,000 to 2,000,000,000 and the number of authorized shares of Class B Common Stock of the Company from 1,000,000,000 to 1,400,000,000, in connection with possible offering(s) contemplated by the shelf registration statement filed with the Securities and Exchange Commission on December 5, 2011. The Company anticipates that the actions to be taken pursuant to the written consent will be taken on or about January     , 2012, 20 days plus one business day after the mailing of this Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Your vote or consent is not requested or required to approve these matters. The accompanying Information Statement is provided solely for your information.

Sincerely,

/s/ Erik E. Prusch
Erik E. Prusch
Chief Executive Officer
Clearwire Corporation

CLEARWIRE CORPORATION

1475 120TH AVENUE NORTHEAST

BELLEVUE, WASHINGTON 98005

INFORMATION STATEMENT

ABOUT THIS INFORMATION STATEMENT

General

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Clearwire Corporation, a Delaware corporation (the “Company”, “Clearwire”, “we”, “us”, or “our”), is sending you this Information Statement solely for purposes of informing our stockholders of record as of December 16, 2011 (the “Record Date”), in the manner required by Regulation 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Delaware General Corporation Law (the “DGCL”), of the actions taken by our Board of Directors at a duly convened meeting and our stockholders by written consent in lieu of a special meeting. No action is requested or required on your part.

Summary of the Corporate Actions

In order to provide additional capital to the Company for operation of its mobile 4G WiMAX network and the deployment and operation of a 4G LTE network, the holders of a majority of the Company’s issued and outstanding voting securities approved, by written consent dated December 7, 2011 the amendment of the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock of the Company from 1,500,000,000 to 2,000,000,000 and the number of authorized shares of Class B Common Stock of the Company from 1,000,000,000 to 1,400,000,000, in connection with possible offering(s) contemplated by the shelf registration statement filed with the Securities and Exchange Commission (the “Commission”) on December 5, 2011 (the “Shelf Registration Statement”), including the offering of shares of Class A Common Stock pursuant to a preliminary prospectus supplement dated December 5, 2011, and a final prospectus supplement dated December 7, 2011, as described more fully herein. We refer herein to Sprint Nextel Corporation and its affiliates as Sprint. We refer to Comcast Corporation and its affiliates as Comcast. We refer to Intel Corporation and its affiliates as Intel. We refer to Time Warner Cable, Inc. and its affiliates as Time Warner Cable. We refer to Bright House Networks, LLC and its affiliates as Bright House Networks. We refer to Eagle River Holdings, LLC as Eagle River. We refer herein to Sprint, Comcast, Intel, Time Warner Cable, Bright House Networks and Eagle River as the Investors.

This Information Statement is being mailed on or about December     , 2011 to the Company’s stockholders of record as of the Record Date. The Company anticipates that the actions to be taken pursuant to the written consent will be taken on or about January     , 2012, 20 days plus one business day after the mailing of this Information Statement.

The Company’s principal executive offices are located at 1475 120th Avenue Northeast, Bellevue, Washington 98005, and the Company’s telephone number is (425) 216-7600.

Voting and Vote Required

The Company is not seeking consent, authorizations or proxies from you. Under the DGCL and the Company’s Restated Certificate of Incorporation, the Charter Amendment may be effected without a meeting of stockholders, by a resolution of our Board of Directors followed by the written consent of stockholders holding voting rights equivalent to a majority of the voting power of all of our capital stock.

As of the date of the written consent of stockholders executed by Sprint, Intel and Comcast as the representative of certain Investors, the Company had 250,930,013 shares of Class A Common Stock outstanding and entitled to vote and 666,067,592 shares of Class B Common Stock outstanding and entitled to vote. Each share of Class A Common Stock and each share of Class B Common Stock is entitled to one vote, and the holders of Class A Common Stock and Class B Common Stock vote together as a single class. On the Record Date, Sprint, Intel and Comcast as the representative of certain Investors, owned, in the aggregate,                 shares of Class A Common Stock and                 shares of Class B Common Stock, or approximately     %, of the Company’s voting power, in the aggregate. Accordingly, the written consent executed by Sprint, Intel and Comcast as the representative of certain Investors, is sufficient to approve the actions contemplated herein and no further stockholder action is required.

Notice Pursuant to the Company’s Bylaws and Delaware General Corporation Law

Pursuant to Article 1, Section 12 of its bylaws and Section 228(e) of the DGCL, the Company is required to provide prompt notice of the taking of a corporate action by written consent to the Company’s stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Article 1, Section 12 of the bylaws and Section 228(e) of the DGCL.

Appraisal Rights

Stockholders of the Company are not entitled to appraisal rights under the DGCL in connection with the Charter Amendment.

THE CHARTER AMENDMENT AND RELATED MATTERS

The Charter Amendment

The Company’s Restated Certificate of Incorporation currently authorizes the issuance of 2,515,000,000 shares, consisting of 1,500,000,000 shares of Class A Common Stock, 1,000,000,000 shares of Class B Common Stock and 15,000,000 shares of preferred stock, par value $0.0001 per share. As of the Record Date,                 shares of Class A Common Stock were outstanding,                 shares of Class B Common Stock were outstanding, and                 shares of preferred stock were outstanding. The closing price of the Class A Common Stock on Nasdaq on December 7, 2011 was $2.28.

In order to ensure that the Company will have sufficient authorized but unissued shares of Class A Common Stock for issuance in connection with possible offering(s) contemplated by the Shelf Registration Statement, the Company’s Board of Directors approved the Charter Amendment, which was subsequently approved by the written consent of Sprint, Intel and Comcast as the representative of certain Investors, to increase the number of shares of Class A Common Stock authorized for issuance from 1,500,000,000 shares to 2,000,000,000 shares and the number of Class B Common Stock authorized for issuance from 1,000,000,000 to 1,400,000,000. The number of shares of preferred stock authorized for issuance will remain at 15,000,000. The Charter Amendment is expected to become effective upon the expiration of 20 calendar days plus one business day after the date of the Company’s mailing of this Information Statement to its stockholders. Upon the effective date of the Charter Amendment, the Company expects to have approximately 1.57 billion shares of Class A Common Stock authorized and unissued, and approximately 460 million shares available for issuance after appropriate reserves are made. The additional shares of common stock to be authorized for issuance upon the adoption of the Charter Amendment would possess rights identical to the currently authorized common stock. The Company reserves the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the Company’s Board of Directors. The full text of the Charter Amendment is set forth in Appendix A to this Information Statement.

On December 7, 2011, the Company announced that its previously announced public offering of its Class A Common Stock has been upsized from $300.0 million to $350.0 million. The offering has priced at $2.00 per share to the public, and 175,000,000 shares are being offered. Clearwire has also granted the underwriters a 30-day option to purchase up to an additional $52.5 million, or 26,250,000 shares, of its Class A Common Stock. The offering is expected to close on December 13, 2011.

In addition, Sprint agreed to exercise its pro rata preemptive rights with respect to the offering in the Commitment Agreement between Clearwire and Sprint, dated November 30, 2011 (as described below). Upon such exercise, Sprint will purchase, in a separate, private transaction, approximately 172 million additional shares of Clearwire’s Class B Common Stock and a corresponding number of Class B Common Interests in Clearwire’s wholly-owned subsidiary, Clearwire Communications, LLC.

Clearwire plans to use the net proceeds for general corporate and working capital purposes, including the deployment of mobile 4G LTE technology alongside the mobile 4G WiMAX technology currently on its network and for the operation and maintenance of its networks and to pay fees and expenses associated with this offering.

Effect of the offering of Class A Common Stock on Existing Stockholders

Unless you have participated on a pro rata basis in such offering, our issuance of additional shares of Class A Common Stock pursuant to the offering will reduce your ownership interest and voting interest in the Company, in proportion to the number of shares of Class A Common Stock issued in the offering. Our future issuance of additional shares may have the effect of diluting earnings per share and book value per share of the outstanding shares at that time.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

Certain of our prior directors that served since the beginning of our current fiscal year are also executives or directors at or have controlling interests in certain of our stockholders. Frank Ianna is a director of Sprint Nextel Corporation; Benjamin G. Wolff was President of Eagle River and Arvind Sodhani is Executive Vice President for Intel and President of Intel Capital.

Commitment Agreement

On November 30, 2011, the Company and Clearwire Communications LLC, a subsidiary of the Company (“Clearwire Communications”), entered into a commitment agreement with Sprint Nextel Corporation (“Sprint”) and Sprint HoldCo, LLC, which we refer to as the Commitment Agreement. Pursuant to the Commitment Agreement, should the Company and Clearwire Communications consummate an equity offering which generates gross proceeds of at least $400.0 million (inclusive of the amounts invested by Sprint HoldCo, LLC, as described below), Sprint HoldCo, LLC agrees to exercise its preemptive rights under the Equityholders’ Agreement, dated as of November 28, 2008, by and among the Company and the Equityholders named therein, as amended (the “Equityholders’ Agreement”), and to commit to purchase securities representing Sprint HoldCo, LLC’s preemptive-rights pro rata share (currently approximately 49.6%) of the securities issued in such an offering. Should the Company and Clearwire Communications consummate an equity offering which generates gross proceeds above $700.0 million (inclusive of the amounts invested by Sprint HoldCo, LLC), Sprint HoldCo, LLC agrees to exercise its preemptive rights and to commit to purchase its preemptive-rights pro rata share of the securities issued in such an offering with respect to the first $700.0 million of securities issued, and, with respect to any amount of securities issued in excess of $700.0 million, Sprint HoldCo, LLC may (but is not obligated to) exercise all or any part of its preemptive rights to purchase its pro rata share of such securities. The terms of the Commitment Agreement provide that Sprint HoldCo, LLC will receive at least the same rights received by any other participant in any such equity offering (but it will only be entitled to a commitment fee if the Company pays a commitment fee to all other participants in such offering).

Sprint HoldCo, LLC’s obligation to exercise its preemptive rights is subject to several conditions, including, among other customary conditions:

•

the amendment of the Company’s certificate of incorporation to increase its authorized share capital by 500,000,000 shares of Class A Common Stock and the number of shares of Class B Common Stock sufficient to permit the issuance of Class B Common Stock in the equity offering, as modified by the letter agreement described below; and

•	the 4G MVNO Agreement remaining in full force and effect (except in the case of termination as a result of a breach by Sprint or one of its subsidiaries).

In addition, if the Company and Clearwire Communications successfully consummate an equity offering, Clearwire Communications agrees to use its commercially reasonable best efforts to consummate an offering of first lien senior secured debt in an amount equal to up to 50% of the net cash proceeds of any such equity offering, subject to covenant limitations, at the earliest practicable time thereafter.

Letter Agreement

On November 30, 2011, the Company and Clearwire Communications entered into a letter agreement with Sprint and Sprint HoldCo, LLC, pursuant to which Sprint and Sprint HoldCo, LLC agreed that upon the exercise of their preemptive rights as contemplated by the Commitment Agreement, Sprint and Sprint HoldCo, LLC will purchase only shares of Class B Common Stock of the Company and a corresponding number of Class B Units in Clearwire Communications LLC and will not take any action, or exercise any right, to cause such shares to be converted into shares of Class A Common Stock of the Company, unless and until the Charter Amendment, as described above, becomes effective. In addition, the Company and Clearwire Communications agree that they will use commercially reasonable best efforts to cause the Charter Amendment to become effective as soon as reasonably practicable.

Promissory Note

Under the terms of the Commitment Agreement, Sprint has agreed to loan to Clearwire Communications an aggregate principal amount of $150 million on January 3, 2012, pursuant to a promissory note to be issued by Clearwire Communications, which we refer to as the Promissory Note. The Promissory Note will bear interest of 11.50% per annum. An aggregate principal amount of $75 million of the Promissory Note matures on January 2, 2013, and the remaining $75 million principal amount matures on January 2, 2014. In the case of an event of default, the Promissory Note will bear additional interest of 11.50% per annum. If not previously paid, Sprint may offset the amounts payable by Clearwire Communications under the Promissory Note against payments then due by Sprint to Clearwire Communications under the 4G MVNO Agreement.

Sprint/Clearwire Release

On November 30, 2011, the Company and Clearwire Communications entered into a Settlement and Release Agreement with Sprint, Sprint Spectrum L.P. and Sprint HoldCo, LLC, which we refer to as the Sprint/Clearwire Release. In consideration for the modifications to the 4G MVNO Agreement contained in the November 2011 Amendment, as described above, and in consideration for entering into the Commitment Agreement, the parties to the Sprint/Clearwire Release agree to fully settle and resolve certain actual and potential claims and disputes, including, but not limited to, disputes and potential claims arising out of or relating to the Equityholders’ Agreement and the 4G MVNO Agreement, and otherwise in connection with alleged duties and obligations to the Company, Clearwire Communications and their respective members and equityholders.

The 12% Senior Secured Notes due 2015 of Clearwire Communications and Clearwire Finance, Inc.

On November 24, 2009 Clearwire Communications and Clearwire Finance, Inc. completed an offering of approximately $1.85 billion of notes and priced a supplemental offering of an additional $920 million notes, which offering was consummated on December 9, 2009. In addition, pursuant to the terms of the of this debt securities offering, on November 24, 2009, each of Sprint and Comcast purchased an aggregate principal amount of notes equal to approximately $184.1 million and $68.4 million, respectively. We paid a fee in cash to each of Sprint and Comcast in the amount of approximately $5.4 million and approximately $2.0 million, respectively, in connection with this debt securities offering.

Commercial agreements

On November 28, 2008 (the “Closing”), Clearwire Communications, entered into the following commercial agreements with Sprint and the other Investors, which relate to the bundling and reselling of Clearwire’s WiMAX services and Sprint’s third generation wireless communications, which we refer to as 3G, services, the embedding of WiMAX chips into various devices, and the development of Internet services and protocols, among other things:

Intellectual Property Agreement. At Closing, Clearwire Communications entered into an intellectual property agreement with Sprint, which we refer to as the Intellectual Property Agreement, pursuant to which Sprint assigned and caused its controlled affiliates to assign to Clearwire, and all persons in which Clearwire is the owner, directly or indirectly, of at least 50% of the person’s voting stock, all of Sprint’s right, title and interest in certain WiMAX patent applications, certain trademarks, and certain other software and other proprietary information related to its WiMAX business. In addition, Sprint granted and caused its controlled affiliates to grant to Clearwire, and all persons in which Clearwire is the owner of at least 50% of the person’s voting stock, non-exclusive licenses to exercise any rights with respect to certain proprietary software and certain WiMAX-related proprietary information owned by Sprint or its controlled affiliates prior to the effective date of the Intellectual Property Agreement and not otherwise assigned to Clearwire or any persons in which Clearwire is the owner of at least 50% of the person’s voting stock.

Under the Intellectual Property Agreement, Sprint and Clearwire Communications agree to cooperate in connection with:

•	the preparation, filing, prosecution, maintenance and defense of each other’s patents;

•	any suit for infringement of each other’s patents brought by Clearwire, Sprint or their controlled affiliates against a third party; and

•	executing any applicable documents requested by one another to perfect ownership and register patent assignments with any patent office.

Further, Clearwire and Sprint agree to not assert their respective patent rights against each other for a period of ten years from date of the agreement (or 15 years with respect to patents related to Voice over Internet Protocol owned by Sprint and its subsidiaries) or for so long as Sprint has an ownership interest in Clearwire Communications, whichever is longer. Subject to certain exceptions, all intellectual property assigned or licensed would be assigned or licensed, as applicable, “as is,” without any representations, warranties or indemnifications. Sprint and Clearwire may potentially cooperate in defending third-party infringement suits by asserting patents for the benefit of the other.

3G MVNO Agreement. At Closing, Clearwire Communications exercised an option to become a party to a non-exclusive MVNO Support Agreement entered into on May 7, 2008, among Sprint Spectrum L.P. d/b/a Sprint, Comcast MVNO II, LLC, TWC Wireless, LLC and BHN Spectrum Investments, LLC, which we refer to as the 3G MVNO Agreement. We refer to mobile virtual network operators as MVNOs. Under the 3G MVNO Agreement, Sprint agrees to sell its code division multiple access, which we refer to as CDMA, mobile voice and data communications service, which we refer to as the PCS Service, for the purpose of resale by the other parties to each of their respective end user customers. Certain related entities, affiliates and purchases of divested cable operations are also authorized in certain circumstances to purchase under the 3G MVNO Agreement for resale to their respective end users. The PCS Service includes Sprint’s existing core network services, other network elements and information that enable a third party to provide services over the network, or core network enablers, and, subject to certain limitations and exceptions, new core network services, core network enablers and certain customized services. The 3G MVNO Agreement specifically excludes access to Sprint’s Integrated Digital Enhanced Network, which we refer to as iDEN, and services operating on a 2.5 GHz spectrum or any unlicensed spectrum, except as provided in the 3G MVNO Agreement with respect to certain converged products and services. Sprint has the right to implement network controls as long as they are implemented consistently across the retail and wholesale base and notice is provided.

Subject to certain exceptions, each of Comcast MVNO II, LLC, TWC Wireless, LLC, BHN Spectrum Investments, LLC, Clearwire Communications and any other parties permitted to become a party to the 3G MVNO Agreement that elect the option to do so, which we refer to as the 3G MVNOs, may market and sell the PCS Service provided that it does so as part of a defined bundle of products and services (each 3G MVNO has its own unique bundling terms). Also, subject to certain exceptions, the 3G MVNOs are restricted from reselling the PCS Service to other resellers. Subject to certain exceptions, the 3G MVNOs generally may not target market their respective end users activated on the Sprint network to switch to a competing wireless network or mass migrate their respective end users activated on the Sprint network to another competing wireless network.

With certain exceptions, the pricing of the PCS Service is primarily volume or usage based pricing with provisions to ensure long-term price competitiveness. Each 3G MVNO receives price protections designed to keep the Sprint offering market competitive with offerings to other similar resellers, taking into account a number of factors. Each 3G MVNO also receives protections from Sprint entering agreements with more favorable terms. With certain exceptions, each 3G MVNO has the right to opt into any agreement related to the wireless broadband services between Sprint and any other 3G MVNO on substantially identical terms.

While each party is responsible for procuring its own devices, Sprint is obligated to provide commercially reasonable assistance in obtaining terms from device manufacturers that are more favorable than those terms that could be obtained independently. Each 3G MVNO is responsible for the relationship with the end user customer, including pricing, care and billing. Each 3G MVNO has the right to “tag along” with Sprint to successor networks to which Sprint migrates its comparable CDMA base, and, in certain circumstances, Sprint has a “drag along” right to force these parties to transition to such a successor network.

Each of Google and Intel and their respective controlled affiliates have the option to become a party to the 3G MVNO Agreement under the same general terms as the initial 3G MVNOs. In addition, each party to the 3G MVNO Agreement has customary indemnification obligations.

The 3G MVNO Agreement has an initial term that ends on December 31, 2018 with, subject to certain scale conditions, the 3G MVNOs’ unilateral option to renew for up to two additional successive five-year periods by notice to Sprint. Following expiration of the second five-year renewal, the 3G MVNO Agreement automatically renews for successive three-year renewal periods unless Sprint or another party to the 3G MVNO Agreement provides notice of its intent not to renew at least 90 days prior to the end of the term then in effect. Sprint is permitted to terminate the 3G MVNO Agreement with respect to any 3G MVNO on such other 3G MVNOs:

•	failure to pay undisputed amounts;

•	material breach;

•	dissolution, bankruptcy or written admission of inability to pay debts; or

•

entry into a business combination transaction pursuant to which such 3G MVNO becomes an affiliate of or acquires a business that competes with Sprint (based on criteria specified in the 3G MVNO Agreement).

Each 3G MVNO is permitted to terminate the agreement on:

•	Sprint’s material breach;

•	Sprint’s dissolution, bankruptcy or written admission of inability to pay debts;

•	material degradation of Sprint’s network;

•

Sprint’s entry into a business combination transaction pursuant to which Sprint becomes an affiliate of or acquires a business that competes with any 3G MVNO (based on criteria specified in the 3G MVNO Agreement); or

•	beyond a certain defined threshold, sale of licenses if Sprint does not enter into a service assumption agreement or loss of licenses in markets.

After the termination of the 3G MVNO Agreement, Sprint has varying obligations to provide post-termination transition assistance pursuant to varying phase out periods, based on the circumstances giving rise to the termination.

On April 18, 2011, Clearwire Communications and Sprint entered into an amendment to the 3G MVNO Agreement. This amendment replaces Schedule 1.0 of the 3G MVNO Agreement with a new Schedule 1.0 setting forth the prices to be paid by Clearwire Communications for the 3G wireless service and the terms under which Clearwire Communications can resell 3G services on a retail and wholesale basis.

4G MVNO Agreement and November Amendment. At Closing, Clearwire Communications entered into a 4G MVNO Agreement with Comcast MVNO II, LLC, TWC Wireless, LLC, BHN Spectrum Investments, LLC and Sprint Spectrum L.P., which we refer to as the 4G MVNO Agreement, pursuant to which it sells its wireless broadband services to the other parties to the 4G MVNO Agreement, for the purposes of the purchasers marketing and reselling the wireless broadband services to each of their respective end user customers. The wireless broadband services to be provided under the 4G MVNO Agreement are generally comprised of those services provided by Clearwire Communications to its retail customers, or standard network services, and certain other wireless broadband services, or non-standard network services requested by Comcast MVNO II, LLC, TWC Wireless, LLC and BHN Spectrum Investments, LLC and any other parties permitted to become a party to the 4G MVNO Agreement that exercise the option to do so, which we refer to as the 4G MVNOs. Under the 4G MVNO Agreement, Clearwire Communications agrees to, among other things, use commercially reasonable efforts to provide support services to each of the 4G MVNOs and to develop by certain prescribed dates certain wireless service and network elements.

Subject to certain exceptions, each 4G MVNO may market and sell the wireless broadband service provided that it does so as part of a defined bundle (each 4G MVNO has a unique bundle requirement). Also, subject to certain exceptions, the 4G MVNOs will be restricted from reselling the wireless broadband service to other resellers.

During the first seven years, Clearwire Communications has the exclusive right to develop and contract with original equipment manufacturers, which we refer to as OEMs, regarding embedded devices, including devices capable of functioning on a mobile WiMAX network, and will exclusively work with OEMs to embed client managers. For a period of time and subject to certain exceptions, the 4G MVNOs generally may not target market their respective end users activated on the Clearwire Communications network to switch to a competing wireless network or mass migrate their respective end users activated on the Clearwire Communications network to another competing wireless network.

With certain exceptions, each 4G MVNO has the right to opt into any agreement related to the wireless broadband services between Clearwire Communications and any other 4G MVNO. Similar opt-in rights and bundling service protections are available with respect to any 4G agency agreement entered into between Clearwire Communications and any 4G MVNO. In certain circumstances, any purchaser of the divested cable television system of a multiple system operator that becomes a party to the 4G MVNO Agreement or Sprint wireless operations is authorized to purchase services under the 4G MVNO Agreement.

With certain exceptions, the pricing of the wireless broadband service is primarily a discount from Clearwire Communication’s retail price for similar services and pricing determinations will differ between standard and non-standard service offerings. Each 4G MVNO receives price protections in the form of certain terms and conditions that are designed to keep the Clearwire Communications offering market competitive with offerings to other similar resellers. Subject to certain qualifications, each 4G MVNO is entitled to more favorable economic and non-economic terms for the wireless broadband services provided by Clearwire Communications or certain of its affiliates to any other reseller.

While each party is responsible for procuring its own devices, Clearwire Communications is obligated to provide commercially reasonable assistance in obtaining terms from device manufacturers that are more favorable than those terms that could be obtained independently. In addition, the 4G MVNO Agreement includes certain protections from any party’s exclusive arrangements with device manufacturers. Clearwire Communications has the right to implement network controls as long as they are implemented consistently across the retail and wholesale base and notice was provided. Each 4G MVNO is responsible for the relationship with the end user customer, pricing, care and billing with respect to the wireless broadband service. The 4G MVNO Agreement provides for broad operational support capabilities that will be provided by Clearwire Communications.

Google and Intel and their respective controlled affiliates have the option to become a party to the 4G MVNO Agreement under the same general terms as the 4G MVNOs. The 4G MVNO Agreement has a five-year initial term with perpetual automatic five-year renewals, unless any 4G MVNO elects solely as to itself to provide notice of its intent not to renew at least 180 days prior to the end of the term then in effect. The 4G MVNO Agreement further provides that Clearwire Communications cannot enter into any other agreement that contains exclusivity provisions that are binding on any 4G MVNO or its customers or otherwise limit any 4G

MVNO’s ability to provide services to such 4G MVNO customers. Clearwire Communications has customary indemnification obligations under the 4G MVNO Agreement. Clearwire Communications is permitted to terminate the 4G MVNO Agreement with respect to any 4G MVNO on such other 4G MVNOs:

•	failure to pay undisputed amounts;

•	material breach; or

•	dissolution, bankruptcy or written admission of inability to pay debts.

If Intel becomes a party to the 4G MVNO Agreement, Clearwire Communications is also permitted to terminate the 4G MVNO Agreement with respect to Intel if Clearwire Communications has the right to terminate the market development agreement entered into with Intel, which we refer to as the Intel Market Development Agreement, as a result of an event of default under the Intel Market Development Agreement. Each 4G MVNO is permitted to terminate the 4G MVNO on Clearwire Communications’s:

•	material breach;

•	dissolution, bankruptcy or written admission of inability to pay debts; or

•

change in control (unless Sprint or any of its controlled affiliates is the surviving entity). On April 18, 2011, Clearwire Communications and Sprint entered into an amendment to the 4G MVNO Agreement, and entered into several related agreements as well. The 4G Amendment includes, among other things, the following material terms:

•

A take-or-pay commitment from Sprint to Clearwire Communications in the amount of $300 million for 2011 and $550 million for 2012, which is subject to certain exceptions and payable in quarterly increments;

•

A $175 million pre-payment from Sprint, payable in quarterly increments in 2011 and 2012, for wireless broadband services purchased from Clearwire Communications during the remainder of the term of the 4G MVNO Agreement. For 2011 and 2012, the pre-payment will be applied to invoices for services that are not eligible for the take-or-pay commitments and after exhaustion of the applicable take-or-pay commitment, and for 2013 and beyond, the pre-payment will be applied to invoices until exhausted;

•

A usage-based pricing structure for most 4G wireless broadband services provided to Sprint. Under this structure, the amount paid by Sprint for 4G wireless broadband services will be determined on a per-gigabyte (GB) basis for the aggregate volume of data usage by Sprint’s customers on Clearwire’s network for a particular month. There is a minimum fee payable per device, subject to exceptions. The amendment includes multiple volume pricing tiers that are used in determining the per-GB price, with the price decreasing for usage that exceeds certain aggregate monthly volume thresholds. The amendment includes a market rate adjustment mechanism that may adjust the per-GB pricing beyond 2012 if there are changes in certain agreed-upon indexes;

•	Certain other pricing plans are also available to Sprint for specific and unique services;

•

Subject to certain restrictions under the amendment, Sprint is permitted to resell the 4G wireless broadband service on a wholesale basis to other companies, and those companies, in turn, may resell the wireless broadband service on a wholesale basis. For 4G wireless broadband services resold on a wholesale basis by Sprint, the prices paid to Clearwire Communications by Sprint are generally determined under the same pricing structure as for Sprint retail customers, with Sprint being required to also pay Clearwire Communications a small premium;

•

A most favored reseller provision that generally grants Sprint the right to receive the lowest prices Clearwire Communications charges resellers for 4Gwireless broadband services, subject to certain limitations; and

•

An additional pricing discount for Sprint relative to the prices paid by other resellers for the 4G wireless broadband services. Under the amendment, Sprint has agreed to waive this discount if certain other triggering events occur.

On December 23, 2009, Clearwire Communications and Sprint also entered into a Dual Mode Settlement Letter Agreement, as amended on April 18, 2011, which resolved a pending dispute concerning how Clearwire Communications and Sprint will allocate future revenue from wireless broadband service usage by other parties to the 4G MVNO Agreement over dual mode devices that utilize both Sprint’s 3G and Clearwire’s 4G networks. On April 18, 2011, the parties also entered into a Settlement Agreement, which resolved disputes between the parties over amounts due and owing for (a) prior usage by Sprint’s end users of Clearwire’s wireless broadband service, (b) prior usage by Clearwire’s end users of Sprint’s 3G wireless service, and (c) other disputes between Clearwire and Sprint over the allocation of revenue from wireless broadband services usage over dual mode devices. In settlement of those disputes and in consideration for other transactions entered into by the parties, Sprint paid Clearwire a net $28 million. Under the Settlement Agreement, the parties also withdrew from a pending arbitration proceeding.

On November 30, 2011, Clearwire LLC and Sprint Spectrum L.P. d/b/a Sprint, entered into an amendment (the “November 2011 Amendment”) of the 4G MVNO Agreement. Pursuant to the November 2011 Amendment, certain provisions of the 4G MVNO Agreement were amended, including among other things:

•

Sprint Spectrum agreeing to pay a total of approximately $926 million for unlimited WiMAX service usage in calendar years 2012 and 2013, approximately two-thirds of which is payable in 2012 for resale to Sprint Spectrum’s retail customers. Such payment can be reduced or eliminated by any one or more of the following (1) critical service outages; (2) termination of the 4G MVNO Agreement or (3) a sale or reduction in size of a market.

•

Sprint Spectrum agreeing to a prepayment of up to $350.0 million for LTE service, payable in installments, portions of which prepayment are conditioned upon and triggered by another reseller making either a prepayment commitment or a “take-or-pay” commitment to Clearwire Communications for LTE service and/or Clearwire Communications achieving certain specified LTE deployment targets and network specifications. The amount and nature of the prepayment is subject to reduction in certain circumstances, including in the event that Clearwire Communications fails to meet initial LTE deployment build targets by June 30, 2013, or if Clearwire fails to meet certain network specifications by June 2013. Clearwire Communications is required to refund upon Sprint Spectrum’s request any unused portion of the prepayment if it does not complete certain specified build targets by December 31, 2014.

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Clearwire Communications offering separate tiered pricing for WiMAX service and LTE service, with new per gigabyte usage rates for each service, and the elimination of device minimum fees after calendar year 2011.

•	Sprint Spectrum’s irrevocable waiver of certain preferential pricing provisions.

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Clearwire Communications agreeing that Sprint may re-wholesale wireless broadband services (WiMAX or LTE) to any company except that, for certain named companies, Sprint Spectrum may re-wholesale those WiMAX or LTE services to those named companies only if the WiMAX or LTE services are bundled with other telecommunications services offered by Sprint Spectrum.

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A commitment by Clearwire Communications to continue operating its WiMAX network through calendar year 2015. Clearwire Communications may decommission any WiMAX site prior to the end of calendar year 2015 if Sprint Spectrum fails to have any WiMAX usage on such WiMAX site for three consecutive months. Clearwire Communications may reduce the size of a market (i) in calendar years 2012 and 2013 so long as such reduction is not material in nature and (ii) in calendar years 2014 and 2015 so long as such reduction does not exceed certain thresholds. After calendar year 2015, Clearwire Communications will continue operating its WiMAX network only if the revenue received for each WiMAX site exceeds the total cost to operate each such WiMAX site.

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An agreement by Clearwire Communications and Sprint Spectrum to collaborate on LTE network design, architecture and deployment, including site selection, and a commitment by Sprint Spectrum to use commercially reasonable efforts to support certain specified chipset ecosystems.

•	An agreement by Clearwire Communications to implement, if requested, a “trusted delivery” system for network and equipment vendors.

Enhanced In-Building Coverage Deployment Agreement. Also on April 18, 2011, Clearwire Communications and Sprint entered into an Amended and Restated Enhanced In-Building Coverage Deployment Agreement, as amended in November 2011, which we refer to as the CNS Agreement. Under the CNS Agreement, Sprint will be entitled to deploy at its cost and expense an unlimited number of custom network solutions (CNS) designed to enhance in-building 4G network coverage for Sprint’s customers. The CNS deployments must be compatible with Clearwire’s 4G network and generally are extensions of Clearwire’s 4G network. However, Sprint is entitled to deploy up to 1,000 LTE-based wireless local area networks (WLANs) and unlimited WiMAX based WLANs, that are not an extension of the 4G network, but which transmit on a portion of Clearwire’s spectrum. In each case, any such deployment remains subject to design approval and certain other approvals by Clearwire. The CNS Agreement requires Sprint to pre-pay Clearwire in advance for certain design review and engineering services. In addition, Sprint is required to pay Clearwire monthly recurring charges that vary based upon the type and size of the CNS deployment in lieu of usage based charges. The CNS Agreement allows Clearwire end users to roam on Sprint’s CNS deployments at no charge to Clearwire. Under the CNS Agreement, Clearwire may, in its discretion, elect to purchase the CNS equipment installed by Sprint at an agreed price, provided that Clearwire continues to support Sprint’s CNS customers for a specified period of time after consummation of such purchase.

4G Authorized Sales Representative Agreement. At Closing, Clearwire Communications entered into an authorized sales representative agreement, which we refer to as the 4G ASR Agreement, pursuant to which Sprint may act as a non-exclusive sales representative on behalf of Clearwire Communications, to solicit subscribers to purchase Clearwire Communications services. These subscribers will enter into service agreements with Clearwire Communications and will be customers of Clearwire Communications with respect to the services provided by Clearwire Communications. The 4G ASR Agreement has an initial term of one year and may be extended beyond the initial one-year term only if neither party gives notice that it does not wish to extend the 4G ASR Agreement.

3G National Retailer Agreement. At Closing, Sprint Solutions, Inc. and other Sprint affiliated entities, which we refer to collectively as the Sprint Entities, entered into a national retailer agreement, which we refer to as the 3G Retailer Agreement, pursuant to which Clearwire Communications may act as a non-exclusive sales representative on behalf of the Sprint Entities to solicit subscribers to purchase services from the Sprint Entities. These subscribers will enter into subscription agreements with Sprint Solutions, Inc. or another Sprint affiliate, and will be customers of such Sprint entity with respect to the services provided by Sprint. The 3G Retailer Agreement has an initial term of one year and may be extended beyond the initial one-year term only if neither party gives notice that it does not wish to extend the 3G Retailer Agreement.

Intel Market Development Agreement. At Closing, Clearwire Communications entered into the Intel Market Development Agreement, pursuant to which Clearwire Communications promotes the use of certain notebook computers and mobile Internet devices on our network, and Intel would develop, market, sell and support WiMAX embedded chipsets for use in certain notebook computers and mobile Internet devices that may be used on the Clearwire network. The Intel Market Development Agreement was amended on May 4, 2010. The Intel Market Development Agreement lasts for a term of seven years from the date of the agreement, with Intel having the option to renew the agreement for successive one-year terms up to a maximum of 13 additional years provided that Intel meets certain requirements. If Intel elects to renew the agreement for the maximum 20-year term, the agreement will thereafter automatically renew for successive one-year renewal periods until either party terminates the agreement. In addition, at any time during the initial seven-year term, Intel may elect to become a party to the 4G MVNO Agreement or a party to both the 4G MVNO Agreement and the 3G MVNO Agreement. Any election with respect to the 4G MVNO Agreement must be on the same terms and conditions as those offered to the other 4G MVNOs, and includes an obligation on Intel to bundle additional services with WiMAX access service. If Intel elects to become a party to the 4G MVNO Agreement or a party to both the 4G MVNO Agreement and the 3G MVNO Agreement, and if such election is made in the first three years of the Intel Market Development Agreement, the Intel Market Development Agreement will terminate three years from the date of the agreement. If such election is made more than three years after the date of the Intel Market Development Agreement but before the end of the seventh year of the Intel Market Development Agreement, then the Intel Market Development Agreement will terminate at the time such election becomes effective.

The Intel Market Development Agreement provides that Clearwire Communications will, through calendar year 2010, provide a minimum level of incentives directly to various device distribution channels. In certain instances Clearwire Communications may be required to pay Intel a set percentage of amounts it saved by virtue of being relieved of its original obligation to pay activation fees to Intel. The Intel Market Development Agreement commits the parties to meet at mutually agreeable regular times to share relevant information and coordinate on the original equipment manufacturer design-in/design win process and the retail distribution process. Intel has committed, subject to certain conditions and limitations, to help ensure, during a specified period, the commercial availability of notebook computers and mobile Internet devices that operate on the Clearwire network. In addition, Intel provides engineering and validation with respect to the use of certain notebook computers on the Clearwire network, including supporting interoperability testing.

The Intel Market Development Agreement provides that Intel and Clearwire Communications must become involved with Open Patent Alliance, LLC, an entity formed to protect and promote the global implementation of WiMAX and to create patent pools for licensing of patent claims essential to WiMAX technology, and make certain capital contributions when due to Open Patent Alliance, LLC. The Intel Market Development Agreement is terminable by either party without penalty on default of the other party, or for convenience by either party, with 30 days written notice. Subject to certain conditions, either party is permitted to transfer the agreement on the occurrence of a change in control.

Google Spectrum Agreement. At Closing, Clearwire Communications entered into a spectrum agreement with Google, which we refer to as the Google Spectrum Agreement, pursuant to which Clearwire Communications will make available to Google certain of its excess 2.5 GHz spectrum in various markets, if Clearwire Communications determines there is any, for experimental usage by Google and for development of alternative applications by third parties operating under the direction and approval of Clearwire and Google. The third-party use of Clearwire’s spectrum beyond that used for WiMAX technology can not be utilized in a manner that will interfere with Clearwire’s use of the spectrum for WiMAX technology, and will be subject to availability. The revenue generated from the spectrum usage other than for WiMAX technology, if any, must be shared by Google and Clearwire. The Google Spectrum Agreement provides for an initial term of five years from the date of the agreement. The Google Spectrum Agreement is terminable by either party on default of the other party.

Master Site Agreement. At Closing, Clearwire Communications entered into a master site agreement with Sprint, which we refer to as the Master Site Agreement, pursuant to which Sprint and Clearwire Communications established the contractual framework and procedures for the leasing of tower and antenna co-location sites to each other. Leases for specific sites will be negotiated by Sprint and Clearwire Communications on request by the lessee. The leased premises may be used by the lessee for any activity in connection with the provision of wireless communications services, including attachment of antennas to the towers at the sites. The term of the Master Site Agreement is ten years from execution. The term of each lease for each specific site is five years, but the lessee has the right to extend the term for up to an additional 20 years. The lessee is responsible for payment of a monthly fee per site to the other party. The lessee is also responsible for the utility costs and for certain additional fees.

Master Agreement for Network Services. At Closing, Clearwire Communications entered into a master agreement for network services with the Sprint Entities, which we refer to as the Master Agreement for Network

Services, pursuant to which the Sprint Entities and Clearwire Communications established the contractual framework and procedures for Clearwire Communications to purchase network services from the Sprint Entities. Clearwire Communications may order various services from the Sprint Entities, including IP network transport services, data center collocation, toll-free services and access to the following business platforms: voicemail, instant messaging services, location-based systems and media server services. Clearwire Communications is not obligated to purchase these services from the Sprint Entities. The Sprint Entities must provide a service level agreement that is consistent with the service levels provided to similarly situated customers. Pricing will be specified in separate product attachments for each type of service; in general, the pricing is based on the mid-point between fair market value of the service and the Sprint Entities’ fully allocated cost for providing the service. The term of the Master Agreement for Network Services is five years, but Clearwire Communications has the right to extend the term for an additional five years.

IT Master Services Agreement. At Closing, Clearwire Communications entered into an IT master services agreement with the Sprint Entities, which we refer to as the IT Master Services Agreement, pursuant to which the Sprint Entities and Clearwire Communications established the contractual framework and procedures for Clearwire Communications to purchase information technology, which we refer to as IT, application services from the Sprint Entities. Clearwire Communications may order various information technology application services from the Sprint Entities, including human resources applications, supply chain and finance applications, device management services, data warehouse services, credit/address check, IT help desk services, repair services applications, customer trouble management, coverage map applications, network operations support applications, and other services. The specific services requested by Clearwire Communications will be identified in Statements of Work to be completed by the Sprint Entities and Clearwire Communications. The Sprint Entities must provide service levels consistent with the service levels the Sprint Entities provide to their affiliates for the same services. Pricing will be specified in each separate Statement of Work for each type of service. The term of the IT Master Services Agreement is five years, but Clearwire Communications has the right to extend the term for an additional five years.

Equityholders’ Agreement

At Closing, Clearwire, Sprint, Eagle River and the Investors, including certain of their respective affiliates, entered into the Equityholders’ Agreement, subsequently amended on December 8, 2010, which sets forth certain rights and obligations of Sprint, Eagle River, the Investors and their permitted transferees and designees under the Equityholders’ Agreement, which we refer to collectively as the Equityholders, and each individually as an Equityholder, with respect to the governance of Clearwire, transfer restrictions on Clearwire Common Stock, rights of first refusal and pre-emptive rights, among other things. As the holders of approximately 87.2% of the total voting power of Clearwire, Sprint, Eagle River and the Investors together effectively have control of Clearwire.

Corporate Governance

The Equityholders’ Agreement provides that our Board of Directors will consist of 13 directors, of which, initially:

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seven directors will be nominated by Sprint (one of whom must qualify (for so long as there are not more than two independent designees) as an independent director and for service on our Audit Committee under NASDAQ rules and federal securities laws and be willing to serve on the Audit Committee);

•	one director will be nominated by Eagle River;

•	one director will be nominated by Intel;

•	two directors will be nominated by the Strategic Investors as a group;

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one independent director (who must qualify for service on the Audit Committee under NASDAQ rules and federal securities laws and be willing to serve on the Audit Committee) will be nominated by Intel and the Strategic Investors as a group (this position has not yet been filled); and

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one independent director (who must qualify for service as chairman of the Audit Committee under NASDAQ rules and federal securities laws and be willing to serve as chairman of the Audit Committee) will be nominated by the Nominating and Governance Committee.

The number of nominees that an Equityholder has the right to nominate is subject to adjustment if the number of shares of Common Stock held by such Equityholder is reduced below a certain level, generally 50% of the number of shares it held at the Closing, as adjusted pursuant to the Transaction Agreement. In addition, subject to certain exceptions, if Sprint transfers 25% of the number of shares of Common Stock or equity interests of Clearwire Communications received by it in the Transactions to any other Equityholder, the number of nominees that each of Sprint and such transferee Equityholder is entitled to nominate will be adjusted to be a number equal to the percentage of its respective voting power of Clearwire multiplied by thirteen; and if Sprint undergoes certain change of control transactions, Sprint will only be entitled to nominate a number of directors equal to the lesser of (1) the percentage of its voting power of Clearwire multiplied by thirteen and (2) six. Furthermore, (1) each of Eagle River and Intel has the right to designate a board observer for so long as Eagle River and Intel, respectively, has the right to nominate a person for service as a director of Clearwire and (2) each of Bright House Networks and the Strategic Investors, as a group, has the right to designate a board observer for so long as each of Bright House Networks and the Strategic Investors, as a group, respectively, owns at least 50% of the number of shares of Common Stock received by them in the Transactions.

The Equityholders’ Agreement provides, among other things, that:

The Audit Committee will initially consist of three or more independent directors, including Sprint’s designated director that qualifies as an independent director and the independent director designated by Intel and the Strategic Investors. The Audit Committee will perform the duties usually reserved for an audit committee, including reviewing and recommending to the full board of directors any transaction involving Clearwire or any of its controlled affiliates on the one hand, and any Equityholder, any affiliate of any Equityholder or any director, officer, employee or associate of Clearwire, an Equityholder or any affiliate of any Equityholder on the other hand, which we refer to as a Related Party Transaction, and the approval of a majority of the Audit Committee will be required to approve any matter before it.

Subject to certain limitations and qualifications, the Nominating and Governance Committee will consist of five members, including two of Sprint’s designated directors, Eagle River’s designated director, one of the Strategic Investors’ designated directors and Intel’s designated director. The Nominating and Governance Committee will perform the functions usually reserved or a nominating committee, and the approval of four of the five members of the Nominating and Governance Committee will be required to nominate any director the Nominating and Governance Committee is responsible for nominating.

Subject to certain limitations and qualifications, our Compensation Committee will consist of four members, including one of Sprint’s designated directors, one of the Strategic Investors’ designated directors, Eagle River’s designated director and the independent director designated by Intel and the Strategic Investors. The Compensation Committee will, among other things, determine compensation for the chief executive officer of Clearwire and Clearwire Communications and all executive officers of Clearwire and Clearwire Communications who report directly to the chief executive officer, and the approval of two-thirds of the Compensation Committee will be required to approve such compensation and no other approval of the board of directors will be required with respect to such matters.

The Transactions Committee will consist of all directors other than those directors designated by Sprint who are employees or directors of Sprint or any its affiliates, or who would not be independent directors of Sprint if they were to sit on the board of directors of Sprint or any of its affiliates. Other than the Audit Committee, the Nominating and Governance Committee, the Compensation Committee, the Transactions Committee and a possible executive committee, we will establish no other committees other than special committees that may be created from time to time. If the board of directors delegates any authority to a special committee or to an executive committee, then each of Sprint, Intel, Eagle River and the Strategic Investors will be entitled to designate at least one designee to any such committee for so long as it has the right to nominate at least one director, unless such designation would in the good faith determination of a majority of the independent directors be inappropriate as a result of a conflict of interest on the part of such designee, the party designating such designee or any of their respective affiliates. Any such designation by Sprint, Intel, Eagle River or the Strategic Investors must be initially made within a reasonable period of time following receipt of written notification of the formation of such committee.

Under the Equityholders’ Agreement, we are required to deliver to Sprint, Eagle River, Intel and each Strategic Investor certain quarterly and annual financial statements as well as certain budget variance analyses, subject to certain minimum Clearwire stock ownership requirements on the part of each Equityholder.

The Equityholders’ Agreement provides that certain actions will require the prior approval of at least ten of our 13 directors, except that if there are ten or fewer directors on the Board of Directors at any time, these actions will require the unanimous approval of the Board of Directors. These actions include:

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the appointment or removal of the chief executive officer of Clearwire and Clearwire Communications or of any officer that reports directly to the chief executive officer (except that if Sprint’s ownership in Clearwire falls below 50% of its ownership at the Closing, as adjusted pursuant to the Transaction Agreement, and Sprint no longer nominates a majority of the Board of Directors, the removal of those officers (other than the chief executive officer) will no longer require such approval);

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the acquisition or disposition of, or the entry into a joint venture involving the contribution by Clearwire or any of its subsidiaries of, assets with a book value in excess of 20% of the consolidated book value of the assets of Clearwire and its subsidiaries, subject to certain exceptions;

•	any change of control of Clearwire or any of its subsidiaries;

•	any action not in accordance with the business purpose of Clearwire; and

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the funding of (1) the expansion of the business purpose of Clearwire, (2) activities outside of the United States, other than the maintenance of Clearwire’s current operations and assets located outside of the United States, or (3) the acquisition of spectrum outside of the United States.

The Equityholders’ Agreement further provides that the following actions will require the prior approval of a majority of the disinterested directors of Clearwire:

•	any Related Party Transaction; and

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any transfer of shares by the holder of the largest voting interest in Clearwire as between Sprint, the Strategic Investors (treated as a single holder) and Intel (as long as such holder holds at least 26% of the aggregate voting power of Clearwire), which we refer to as the Principal Equityholder, that constitutes a change of control of Clearwire or any of its material subsidiaries.

Under the Equityholders’ Agreement, the approval of each of Sprint, Intel and the representative of the Strategic Investors so long as Sprint, Intel or the Strategic Investors, as a group, own at least 5% of the outstanding voting power of Clearwire, will be required to:

•	amend the Clearwire Charter, the Clearwire Bylaws or the amended and restated operating agreement of Clearwire Communications, which we refer to as the Operating Agreement;

•	change the size of Clearwire’s board of directors;

•	liquidate Clearwire or Clearwire Communications or declare bankruptcy of Clearwire or its material subsidiaries;

•	effect any material capital reorganization of Clearwire or any of its material subsidiaries, other than a financing transaction in the ordinary course of business;

•	take any action that would cause Clearwire Communications or any of its material subsidiaries to be taxed as a corporation for federal income tax purposes; and

•	subject to certain exceptions, issue any Class B Common Stock or any equity interests of Clearwire Communications.

The Equityholders’ Agreement also provides that amending the Clearwire Charter, the Clearwire Bylaws or the Operating Agreement or changing the size of the Board of Directors will also require the approval of Eagle River if Eagle River then owns at least 50% of the shares of Common Stock held by it immediately before the Closing and the proposed action would disproportionately and adversely affect Eagle River, the public stockholders of Clearwire or Clearwire in its capacity as a member of Clearwire Communications in any material respect as compared to the impact of such action on Sprint, Intel and the Strategic Investors as stockholders of Clearwire and members of Clearwire Communications.

The Equityholders’ Agreement also provides that any amendment to the Operating Agreement will require the prior approval of a majority of the directors who have been nominated as independent directors by the Nominating Committee and those directors who are independent directors nominated by one or more Equityholders other than those independent directors who are current or former directors, officers or employees of the nominating Equityholder. For as long as any of Sprint, Intel, or the Strategic Investors as a group, owns at least 50% of the number of shares of Clearwire stock received by it in the Transactions and holds securities representing at least 5% of the outstanding voting power of Clearwire, the written consent of such party will be required before Clearwire enters into a transaction involving the sale of a certain percentage of the consolidated assets of Clearwire and its subsidiaries to, or the merger of Clearwire with, certain specified competitors of Sprint, Intel and the Strategic Investors.

The approval of securities representing at least 75% of the outstanding voting power of Clearwire will be required to approve (1) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving Clearwire or Clearwire Communications, (2) any issuance of capital stock of Clearwire or Clearwire Communications that constitutes a change of control of Clearwire or Clearwire Communications, respectively or (3) any sale or disposition of all or substantially all the assets of Clearwire or Clearwire Communications.

Restrictions on Transfer

Under the Equityholders’ Agreement, subject to certain conditions, Equityholders may transfer their shares of Class B Common Stock, along with the corresponding Class B non-voting common interests in Clearwire Communications, which we refer to as Clearwire Communications Class B Common Interests, to any then-existing holder of Class B Common Stock, to certain affiliates of such holder, or to persons who are not then-existing holders of Class B Common Stock. If an Equityholder or any transferee of an Equityholder transfers any Class B Common Stock or Clearwire Communications Class B Common Interests without also transferring to the same party an identical number of Clearwire Communications Class B Common Interests or Class B Common Stock, respectively, then the Class B Common Stock corresponding to those transferred shares or interests, as applicable, will be redeemed by Clearwire for par value.

Further, an Equityholder or its transferee may transfer its Class B Common Stock and Clearwire Communications Class B Common Interests only on notice to Clearwire, in accordance with the Operating Agreement and, in the case of a transferee, on delivery of a required transfer agreement to Clearwire. Unless certain conditions are satisfied, none of Sprint, Intel, the Strategic Investors or their permitted transferees may transfer their respective Class B Common Stock and Clearwire Communications Class B Common Interests if such transfer or transfers would result in the transferee having voting power in Clearwire equal to or greater than 50% of the voting power that Sprint received in the Transactions. An Equityholder that is a Securities Holding Company (as defined in the Equityholders’ Agreement) may transfer its Class B Common Stock and Clearwire Communications Class B Common Interests through the transfer by the holder of 100% of the securities in such Securities Holding Company of all of its securities in such Securities Holding Company, subject to certain restrictions.

Additionally, the Principal Equityholder is prohibited from transferring any Clearwire equity securities to certain specified competitors of the Strategic Investors, Intel or Sprint under certain circumstances.

Right of First Offer

If an Equityholder desires to transfer any of its Clearwire equity securities to a person other than an Equityholder or permitted transferee of such Equityholder, it is required to first offer to sell such equity securities to the other Equityholders on the same terms and conditions as it had proposed to make such transfer, subject to certain limitations. If the other Equityholders accept the offer, collectively, for all but not less than all of the subject equity securities, the Equityholders will consummate the purchase. If the offer to the other Equityholders is over-subscribed, the subject equity securities will be allocated among the accepting Equityholders pro rata based on their then-current ownership of Clearwire capital stock. If the offer to other Equityholders is not fully subscribed, the offer will be deemed to have been rejected and the selling Equityholder may proceed with the proposed sale, subject to certain limitations. Certain transfers, however, will not be subject to this right of first offer, including open market transfers by Eagle River, transfers by Intel of the Class A Common Stock received by it pursuant to the Merger, transfers that are part of a business combination that constitutes a change of control of Clearwire or Clearwire Communications and that are approved by the board of directors of Clearwire and the stockholders of Clearwire in accordance with applicable law and the terms of the Equityholders’ Agreement and certain “spin-off” transactions by the Equityholders.

Tag-Along Rights

If the Principal Equityholder elects to sell all or any portion of its Clearwire equity securities, which we refer to as the Sale Shares, in a transaction after which the transferee would hold voting power of Clearwire greater than 50% of the voting power that Sprint had at the Closing, as adjusted pursuant to the Transaction Agreement, each other Equityholder, subject to certain conditions, has the option to sell a pro rata portion of its shares, instead of the Sale Shares, and the number of Sale Shares to be sold by the Principal Equityholder will be reduced accordingly by the applicable number of equity securities to be included in the sale by the other Equityholders.

Preemptive Rights

If Clearwire proposes to issue any securities, other than in certain issuances, each Equityholder has the right to purchase its pro rata share of such securities, based on such holder’s voting power in Clearwire before such issuance.

Standstill Agreement

The Equityholders’ Agreement provides that Sprint, Intel and the Strategic Investors will not be able to purchase any common stock of Clearwire for at least five years after the Closing, subject to certain exceptions, which exceptions include the acquisition by an Equityholder of 100% of the outstanding common stock of Clearwire where such acquisition has been approved by a majority of both the board of directors and stockholders of Clearwire. Eagle River is not subject to this restriction.

Sprint Debt Agreements

Sprint owns approximately 49.6% of the voting power of Clearwire. As a result, Clearwire and its subsidiaries may be considered subsidiaries of Sprint under certain of Sprint’s agreements relating to its indebtedness. Those agreements govern the incurrence of indebtedness and certain other activities of Sprint’s subsidiaries. Covenants in Sprint’s debt instruments may purport to restrict Clearwire’s financial and operating flexibility and, if Clearwire’s actions result in a violation of those covenants, Sprint’s lenders may declare due and payable all outstanding loan obligations, thereby severely harming Sprint’s financial condition, operations and prospects for growth. The determination of whether or not Clearwire would be considered a subsidiary under

Sprint’s debt agreements is complex and subject to interpretation, however, under the Equityholders’ Agreement, Sprint agrees that if Clearwire or any of its subsidiaries proposes to incur any indebtedness or take any other action that could violate the terms of Sprint’s debt agreements, Sprint will deliver a Compliance Certificate and a legal opinion from a nationally recognized law firm, certifying that the proposed indebtedness or other action will not violate Sprint’s debt agreements. If Sprint notifies Clearwire that it is unable to deliver a Compliance Certificate and the accompanying legal opinion and the Transactions Committee of Clearwire determines that Clearwire should proceed with the proposed indebtedness or other action, Sprint is obligated to take whatever action is necessary (including surrendering Class B Common Stock or governance rights with respect to Clearwire and its subsidiaries), to enable Sprint to deliver a Compliance Certificate and the accompanying legal opinion, and Sprint will deliver a Compliance Certificate and the accompanying legal opinion at the closing of the proposed indebtedness or other action. With respect to certain of Sprint’s outstanding credit agreements, Sprint agrees to use its Reasonable Best Efforts (as defined in the Equityholders’ Agreement) to cause any amendment thereto or refinancing thereof not to contain restrictions on the ability of Clearwire and its subsidiaries to incur indebtedness or take any other actions, and in no event to enter into any agreement in connection with any such amendment or refinancing that is more restrictive with respect to Clearwire than a certain specified prior agreement. Going forward, Sprint agrees that neither it nor any of its affiliates will enter into any agreement that restricts the ability of Clearwire and its subsidiaries to incur indebtedness or take any other actions.

On December 8, 2010, the Equityholders’ Amendment was amended to provide that Sprint may unilaterally elect to take, and cause Clearwire to take, any of the actions specified in the Sprint Compliance Certificate section of the Equityholders’ Agreement at any time to the extent Sprint determines in good faith such actions are reasonably necessary to eliminate or ameliorate any risk that a breach or default by Clearwire or any of its subsidiaries under their debt agreements could trigger a cross-default or cross-acceleration under Sprint’s debt agreements. Such actions include the ability of Sprint HoldCo to surrender shares of Class B common stock of Clearwire to Clearwire in exchange for cash consideration equal to the par value of such shares, or $0.0001 per share. If Sprint HoldCo surrenders any such shares pursuant to such provision, it would have the right to have all or part of the shares re-issued to it under certain circumstances.

Registration Rights Agreements

The Transactions Registration Rights Agreement

At the Closing, Clearwire entered into a registration rights agreement with Sprint, Eagle River and the Investors, which we refer to as the Transactions Registration Rights Agreement, with respect to their shares of Common Stock.

Under the Transactions Registration Rights Agreement, each of the Strategic Investors, Sprint, Eagle River and Intel is entitled to a specified number of demands, varying from one to eight, that Clearwire prepare and file with the SEC a registration statement relating to the sale of the Class A Common Stock and any common stock of Clearwire issued in respect of Class A Common Stock or other securities of Clearwire issued with respect to such common stock, which we refer to collectively as the Registrable Securities, including in an underwritten offering, provided that such Registrable Securities have an aggregate price to the public of not less than $50 million. In addition, if Clearwire becomes eligible to use Form S-3, each of the Strategic Investors, Sprint, Eagle River and Intel may also demand that Clearwire prepare and file with the SEC a registration statement on Form S-3 relating to the sale of their Registrable Securities, provided that the Registrable Securities to be sold have an aggregate price to the public of not less than $10 million. After Clearwire becomes eligible to use Form S-3, Clearwire is required to file a shelf registration statement with the SEC providing for the registration and sale of the Registrable Securities on a delayed or continuous basis.

On receipt of a demand notice, Clearwire is required to, as soon as practicable, give notice of such requested registration to all persons that may be entitled to participate in such sale. Thereafter, Clearwire must, as soon as practicable, effect such registration and all qualifications and compliances as may be required. Additionally, with respect to a demand registration, Clearwire is required to keep the registration statement effective, subject to certain exceptions, for at least 270 days from the effective time of such registration statement or such shorter period in which all Registrable Securities have been sold.

With respect to a shelf registration, Clearwire must (a) prepare and file a shelf registration statement with the SEC as promptly as practicable, but no later than 60 days, after Clearwire becomes eligible to use Form S-3 and (b) use its commercially reasonable efforts to have the shelf registration statement declared effective as promptly as reasonably practicable after filing. Clearwire will be required to use reasonable efforts to keep the shelf registration effective, subject to certain limitations, until the earlier of the date on which (1) all the Registrable Securities have been sold thereunder and (2) another registration statement is filed. For as long as the Strategic Investors, Sprint, Eagle River and Intel are entitled to demand registration of their Clearwire securities, they will be entitled to demand that Clearwire effect an offering, which we refer to as a Takedown, under the shelf registration statement. On that demand, Clearwire will be required to promptly give notice of such requested Takedown to all persons that may be entitled to participate in such offering, and promptly supplement the prospectus included in the shelf registration statement so as to permit the sale of the securities covered by the requested Takedown and any other securities requested to be included by those entitled to participate in such sale, provided that such securities have an aggregate price to the public of not less than $10 million. For as long as the Strategic Investors, Sprint, Eagle River and Intel are entitled to demand registration of their Clearwire securities, they will be entitled to demand that Clearwire effect an underwritten offering under the shelf registration statement.

Clearwire is permitted to postpone the filing of a registration statement, or in the case of a shelf registration, suspend such shelf registration, for up to 90 days in any 12-month period, if Clearwire’s board of directors determines in good faith that the registration and offering (a) would materially and adversely affect or materially interfere with any pending material financing or transaction under consideration by Clearwire or (b) would require disclosure of any information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which would materially and adversely affect Clearwire.

In addition, with respect to underwritten offerings of securities, each of the Strategic Investors, Sprint, Eagle River and Intel agrees that, for a period of 90 days (subject to one extension of not more than 17 days in certain circumstances) after the effective date of the registration statement, it will not (1) transfer or purchase, or enter any agreement to transfer or purchase, any shares of Common Stock or any securities convertible into Common Stock held immediately before the effectiveness of the registration statement for such offering, or (2) subject to certain exceptions, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock.

The Transactions Registration Rights Agreement also provides each of the Strategic Investors, Sprint, Eagle River and Intel with piggyback registration rights such that if Clearwire proposes to file a registration statement in connection with a public offering of any class of Common Stock, with certain limited exceptions, Clearwire will be required to give prompt written notice of such proposed filing to each of the Strategic Investors, Sprint, Eagle River and Intel and register such number of securities as each of the Strategic Investors, Sprint, Eagle River and Intel may request in writing within 20 days of receiving such notice.

In connection with any underwritten offering, if the managing underwriter determines in its good faith that market factors require a reduction in the number of shares that may be offered, the shares that Clearwire is registering for its own account will have first priority to be included in such registration, shares of each of the Strategic Investors, Sprint, Eagle River and Intel will have second priority, and shares held by other holders will have third priority. All piggyback registration rights are in addition to any demand registration rights, and no piggyback registration of shares will relieve Clearwire of its obligation to provide a demand registration in accordance with the Transactions Registration Rights Agreement.

In addition, Clearwire will bear all registration expenses specified in the Transactions Registration Rights Agreement as well as all other expenses incurred by it in connection with the performance of its obligations under the Transactions Registration Rights Agreement. Each of the Strategic Investors, Sprint, Eagle River and Intel will bear all transfer taxes and brokerage and underwriters’ discounts and commissions relating to any registration or sale of their respective shares.

On December 21, 2009 Clearwire filed a shelf registration statement on Form S-3 covering the Registrable Securities.

The Transactions Registration Rights Agreement requires Clearwire to indemnify each holder of Registrable Securities against certain losses that may be suffered by such holders in connection with registrations made pursuant to the Transactions Registration Rights Agreement. Furthermore, each holder whose Registrable Securities are included in a registration statement agrees to indemnify Clearwire and each other holder of Registrable Securities to the extent that any losses result from information furnished in writing by that holder expressly for use in the registration statement.

Operating Agreement

General

Clearwire Communications is governed by the Operating Agreement, which provides that the business and operations of Clearwire Communications will be managed by Clearwire, as managing member, and sets forth, among other things, certain transfer restrictions on membership interests in Clearwire Communications, rights of first refusal and preemptive rights.

Allocations and Distributions

Under the Operating Agreement, items of income, gain, loss or deduction of Clearwire Communications generally will be allocated among the members for capital account purposes and for tax purposes in a manner that results in the capital account balance of each member, immediately after making the allocation, being as nearly as possible equal to the amount of the distributions that would be made to the member if Clearwire Communications sold all of its assets for cash and distributed its net assets in liquidation. Under the Operating Agreement, liquidating distributions made by Clearwire Communications generally will be made on a pro rata basis to the holders of Class A non-voting common interests in Clearwire Communications, which we refer to as Clearwire Communications Class A Common Interests, and Clearwire Communications Class B Common Interests, which we refer to together with as Clearwire Communications Common Interests. Accordingly, it is expected that, subject to the discussion of Section 704(c) immediately below, items of income, gain, loss or deduction of Clearwire Communications generally will be allocated among the members, including Clearwire, on a pro rata basis in proportion to the number of Clearwire Communications Common Interests held by each member.

Clearwire (through the merger of the former Clearwire Corporation with and into an indirect subsidiary of Clearwire, with Old Clearwire surviving as a direct, wholly-owned subsidiary of Clearwire Communications) and Sprint transferred to Clearwire Communications assets, which we refer to as built-in gain assets, whose fair market value is greater than the current basis of those assets for tax purposes. Section 704(c) of the Code and the Treasury regulations thereunder require taxpayers that contribute built-in-gain property to a partnership to take into account the difference between the value of the contributed property for capital account purposes (initially equal to the fair market value of the contributed property on contribution) and the tax basis of the property through allocations of income, gain, loss and deduction of the partnership, using one of the permissible methods described in the Treasury regulations under Section 704(c). Under the Operating Agreement, all of the built-in gain assets contributed by Clearwire and 50% of the built-in gain in the assets contributed by Sprint will be accounted for under the so-called “remedial” method. Under that method, the non-contributing members will be allocated “phantom” tax amortization deductions in the amount necessary to cause their tax amortization deductions to be equal to their amortization with respect to the built-in gain assets for capital account purposes, and the contributing member (Clearwire, in the case of Old Clearwire assets) will be allocated a matching item of

“phantom” ordinary income. Under the Operating Agreement, the remaining 50% of the built-in gain in the assets contributed by Sprint will be accounted for under the so-called “traditional” method. Under that method, the tax amortization deductions allocated to the non-contributing members with respect to a built-in gain asset are limited to the actual tax amortization arising from that asset. The effect of the traditional method is that some of the burden of the built-in gain on a built-in gain asset is shifted to the non-contributing members, in the form of reduced tax amortization deductions.

If Clearwire Communications sells a built-in gain asset in a taxable transaction, then the tax gain on the sale of the asset generally will be allocated first to the contributing member (Clearwire or Sprint) in an amount up to the remaining (unamortized) portion of the built-in gain that was previously credited to Clearwire or Sprint (as the case may be) for capital account purposes.

In general, under the Operating Agreement, Clearwire Communications may make distributions to its members, including Clearwire, from time to time at the discretion of Clearwire, in its capacity as managing member of Clearwire Communications. Such distributions generally will be made to the members, including Clearwire, on a pro rata basis in proportion to the number of Clearwire Communications Common Interests held by each member at the record date for the distribution. Clearwire Communications generally may not make any distributions, other than tax distributions, to its members unless a corresponding distribution or dividend is paid by Clearwire to its stockholders contemporaneously with the distributions made to the members of Clearwire Communications.

If Clearwire would be liable for tax on the income and gains of Clearwire Communications allocated to it under the Operating Agreement, then three business days prior to each date on which Clearwire is required to make a deposit or payment of taxes, Clearwire Communications will be required to make distributions to its members, generally on a pro rata basis in proportion to the number of Clearwire Communications Common Interests held by each member, in amounts so that the aggregate portion distributed to Clearwire in each instance will be the amount necessary to pay all taxes then reasonably determined by Clearwire to be payable with respect to its distributive share of the taxable income of Clearwire Communications (including any items of income, gain, loss or deduction allocated to Clearwire under the principles of Section 704(c) of the Code), after taking into account all net operating loss deductions and other tax benefits reasonably expected to be available to Clearwire.

Exchange of Interests

The Operating Agreement provides that holders of Clearwire Communications Class B Common Interests (other than Clearwire and its subsidiaries) have the right to exchange one Clearwire Communications Class B Common Interest and one share of Class B Common Stock for one share of Class A Common Stock, subject to adjustment of the exchange rate as provided in the Operating Agreement. In addition, under the Operating Agreement, Sprint or an Investor may effect an exchange of Clearwire Communications Class B Common Interests and Class B Common Stock for Class A Common Stock by transferring to Clearwire a holding company that owns the Clearwire Communications Class B Common Interests and Class B Common Stock in a transaction which the Operating Agreement refers to as a holding company exchange.

At any time that a share of Class B Common Stock is exchanged for a share of Class A Common Stock, one Clearwire Communications Class B Common Interest will be cancelled without any further consideration, and one Clearwire Communications Class A Common Interest and one voting equity interest in Clearwire Communications, which we refer to as Clearwire Communications Voting Interests, will be issued to Clearwire. In general, at any time that shares of Class A Common Stock are redeemed, repurchased, acquired, cancelled or terminated by Clearwire, the managing member will cause the same number of Clearwire Communications Class A Common Interests and the same number of Clearwire Communications Voting Interests held by Clearwire to be redeemed, repurchased, acquired, cancelled or terminated by Clearwire Communications for the same consideration, if any, as the consideration paid by Clearwire for the Class A Common Stock, with the intention that the number of Clearwire Communications Class A Common Interests held by Clearwire will equal the number of shares of Class A Common Stock outstanding.

At any time that Clearwire issues any equity securities (other than compensatory options issued pursuant to an incentive plan or equity securities issued to fund other business activities of Clearwire that have been approved by Clearwire’s board of directors), the following will occur: (1) Clearwire will contribute to the capital of Clearwire Communications an amount of cash equal to the issue price of the Class A Common Stock or other equity securities and (2) Clearwire Communications will issue Clearwire Communications Common Interests or other securities as follows: (a) in the case of an issuance of a number of shares of Class A Common Stock, Clearwire Communications will issue an equal number of Clearwire Communications Class A Common Interests to Clearwire and an equal number of Clearwire Communications Voting Interests registered in the name of Clearwire; and (b) in the case of an issuance of any securities not covered under (a) above, Clearwire Communications will issue to Clearwire an equal number of Clearwire Communications Common Interests or other securities (including Clearwire Communications Voting Interests, if applicable) with rights, terms and conditions that are substantially the same as those of the Clearwire equity securities issued.

Restrictions on Transfer

Subject to certain conditions, members may transfer their interests in Clearwire Communications (either with or without the corresponding shares of Class B Common Stock) to then-existing holders of interests in Clearwire Communications or to certain affiliates of the member. However, the Operating Agreement provides that each member of Clearwire Communications will not permit its interests in Clearwire Communications to be held (whether by initial holders or transferees) by more than a specified number of holders, and will not transfer (whether directly or indirectly) any interest in Clearwire Communications, or take any other action, that would result in Clearwire Communications having more than 100 employees for United States federal income tax purposes.

Further, a member or its transferee may transfer its interests in Clearwire Communications only on notice to Clearwire Communications, in accordance with the Operating Agreement and, in the case of a transferee, on delivery of a required transfer agreement to Clearwire Communications. Unless certain conditions are satisfied, none of Sprint, Intel, the Strategic Investors or their permitted transferees may transfer their respective interests in Clearwire Communications if such transfer or transfers would result in the transferee having voting power in Clearwire equal to or greater than 50% of the voting power that Sprint had at the Closing, as adjusted pursuant to the Transaction Agreement. A member that is a Securities Holding Company (as defined in the Operating Agreement) may transfer its interests in Clearwire Communications through the transfer by the holder of 100% of the securities in such Securities Holding Company of all of its securities in such Securities Holding Company, subject to certain restrictions.

Preemptive Rights

If Clearwire Communications proposes to issue any new equity securities, other than in certain issuances, each member of Clearwire Communications, including Eagle River but excluding Clearwire, has the right to purchase its pro rata share of such equity securities, based on the number of equity securities held by such holder before such issuance. Eagle River’s pro rata share will be determined based on the number of equity securities that correspond to the number of shares of Common Stock that Eagle River would have been entitled to purchase as its pro rata share under the Equityholders’ Agreement had the issued equity securities been Common Stock issued by Clearwire.

Rights of First Offer

If a member desires to transfer any of its Clearwire Communications Common Interests to a person other than a member or permitted transferee of such member, it must first offer to sell such Clearwire Communications Common Interests to the other members (and to Eagle River) on the same terms and conditions as it had proposed to make such transfer. The subject Clearwire Communications Common Interests will be allocated among the accepting members pro rata based on their ownership of Clearwire Communications Common Interests. If the other members accept the offer, collectively, for all but not less than all of the subject Clearwire Communications Common Interests, the members will consummate such purchase. If the offer to the other members is over-subscribed, the subject Clearwire Communications Common Interests will be allocated among the accepting members pro rata based on their then ownership of Clearwire Communications Common Interests. If the offer to the other members is not fully subscribed, the offer shall be deemed to have been rejected and the selling member may proceed with the proposed sale, subject to certain limitations. If Eagle River exercises its right of first offer and acquires Clearwire Communications Common Interests, then, if not previously admitted as a member, it will be admitted as a member of Clearwire Communications by the managing member. Certain transfers are not subject to this right of first offer, however, including transfers that are part of a business combination that constitutes a change of control of Clearwire or Clearwire Communications and certain “spin-off” transactions.

Tag-Along Rights

If the Principal Member (as defined in the Operating Agreement) elects to sell all or any portion of its Clearwire Communications Common Interests, which we refer to as the Sale Interests, in a transaction after which the transferee would hold voting power of Clearwire Communications greater than 50% of the voting power that Sprint had at the Closing, as adjusted pursuant to the Transaction Agreement, each other member (excluding Clearwire, but including Eagle River if Eagle River has become a member) will have the option to sell a pro rata portion of its Clearwire Communications Common Interests, instead of the Sale Interests, and the number of Sale Interests to be sold by the Principal Member will be reduced by the applicable number of Clearwire Communications Common Interests to be included in the sale by the other members.

Other Tax Matters

The Operating Agreement provides that Clearwire Communications will be treated as a partnership for federal and all applicable state and local income tax purposes unless Clearwire causes Clearwire Communications to be treated other than as a partnership in accordance with, and subject to the conditions of, the Equityholders’ Agreement.

Unless there is a “bona fide non-tax business need” (as defined in the Operating Agreement) for doing so, Clearwire Communications and its subsidiaries are precluded from entering into a taxable disposition of former Clearwire assets or former Sprint assets that are intangible property and that would cause the recognition of built-in gain in excess of $10 million to be allocated to Clearwire or Sprint under Section 704(c) of the Code during any period of 36 months. Certain notification procedures must be complied with prior to Clearwire Communications entering into such a disposition.

If Clearwire Communications or any of its subsidiaries enters into a transaction that results in the recognition of any portion of the built-in gain with respect to a former Sprint asset, subject to certain exceptions, Clearwire Communications is required, upon request by Sprint, to make a tax loan to Sprint on specified terms. The principal amount of any tax loan to Sprint will be the amount by which the built-in gain recognized by Sprint on the sale of former Sprint assets exceeds any tax losses allocated by Clearwire Communications to Sprint in the taxable year in which the sale of such built-in gain assets occurs, multiplied by specified tax rates. Interest on any tax loan will be payable by Sprint semiannually at a specified floating rate.

Amendment

The Operating Agreement may be amended by the written consent of the managing member, members (other than the managing member) collectively holding a percentage interest of at least 662/3% in Clearwire Communications, the independent designees nominated to Clearwire’s board of directors, and each of Sprint, Intel, and the Strategic Investors as a group, for so long as Sprint, Intel or the Strategic Investors as a group, respectively, has a percentage interest of at least 5% in Clearwire.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information regarding the beneficial ownership of shares of Class A Common Stock and Class B Common Stock as of November 30, 2011 and shows the number of and percentage owned by:

•	each person who is known by us to own beneficially more than 5% of Class A Common Stock or Class B Common Stock;

•	each member of our Board of Directors;

•	each of the Company’s executive officers; and

•	all current members of our Board of Directors and our executive officers as a group.

Information provided for FMR LLC, Glenview Capital Management LLC, and Highside Capital Management, L.P. are based on the latest Schedule 13G reports that such investors had filed with the SEC as of the date of this Information Statement. Except as indicated in the footnotes to this table, each person has sole voting and investment power with respect to all shares attributable to such person and each person’s address is c/o Clearwire Corporation, 1475 120th Avenue Northeast, Bellevue WA 98005

5% Stockholders	Class A(1)	% of Class A	Class B	% of Class B	% Voting
Sprint HoldCo, LLC (2)(3)	531,724,348	68.0%	454,310,914	68.2%	49.6%
Intel Capital Corporation (2)(4)	94,076,878	29.8%	65,644,812	9.9%	10.3%
Comcast Corporation (2)(5)	88,504,132	26.2%	88,504,132	13.3%	9.7%
Eagle River Holdings, LLC (2)(6)	34,026,470	13.5%	2,728,512	0.4%	3.7%
Google Inc. (2)(7)	29,411,765	11.8%	0	0.0%	3.2%
Time Warner Cable, Inc. (2)(8)	46,404,782	15.7%	46,404,782	7.0%	5.1%
FMR LLC (9)	49,472,585	19.8%	0	0.0%	5.4%
Glenview Capital Management LLC (10)	16,228,264	6.5%	0	0.0%	1.8%
Highside Capital Management, L.P. (11)	16,174,400	6.5%	0	0.0%	1.8%
Named Executive Officers and Directors
John W. Stanton (12)	4,586,635	1.8%	0	0.0%	0.5%
William Blessing	10,000	0.0%	0	0.0%	0.0%
Bruce Chatterley	0	0.0%	0	0.0%	0.0%
Mufit Cinali	0	0.0%	0	0.0%	0.0%
Jose A. Collazo	101,200	0.0%	0	0.0%	0.0%
Hossein Eslambolchi	0	0.0%	0	0.0%	0.0%
Dennis S. Hersch	43,200	0.0%	0	0.0%	0.0%
Frank Ianna	0	0.0%	0	0.0%	0.0%
Brian P. McAndrews	34,740	0.0%	0	0.0%	0.0%
Kathleen Rae	0	0.0%	0	0.0%	0.0%
Theodore H. Schell	63,200	0.0%	0	0.0%	0.0%
Jennifer Vogel	0	0.0%	0	0.0%	0.0%
William T. Morrow	530,394	0.2%	0	0.0%	0.1%
Erik Prusch	45,600	0.0%	0	0.0%	0.0%
Michael Sievert	0	0.0%	0	0.0%	0.0%
John Saw (13)	31,159	0.0%	0	0.0%	0.0%
Teresa Elder	57,872	0.0%	0	0.0%	0.0%
Hope Cochran (14)	41,759	0.0%	0	0.0%	0.0%
All directors and executive officers as a group 22 persons	5,774,192	2.3%	0	0.0%	0.6%

*	Less than 1%
(1)	Shares of Class A Common Stock beneficially owned and the respective percentages of beneficial ownership of shares of Class A Common Stock assumes the conversion of all shares of Class B Common

Stock beneficially owned by such person or entity into Class A Common Stock, and the exercise of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of November 30, 2011. Shares issuable pursuant to the conversion of Class B Common Stock or the exercise of stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such shares of Class B Common Stock, options or warrants for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person. The respective percentages of beneficial ownership of Class A Common Stock beneficially owned is based on 249,705,700 shares of Class A Common Stock and 666,067,592 shares of Class B Common Stock outstanding as of November 30, 2011.
(2)	Pursuant to the Equityholders’ Agreement, which includes a voting agreement under which the parties to the Equityholders’ Agreement and their respective affiliates share the ability to elect a majority of Clearwire directors, each of Sprint, Comcast, Eagle River, Bright House Networks, Time Warner Cable, Google and Intel may be deemed to beneficially own the shares beneficially owned by each other, including through their subsidiaries or affiliates, including,454,310,914 shares of Class B Common Stock issued to Sprint HoldCo, LLC and 77,413,434 shares of Class B common stock are issuable to Sprint HoldCo, LLC at par value pursuant to that certain Equityholders Agreement between the Company and certain strategic investors dated November 28, 2008, which we refer to as the Sprint Shares; 12,352,941 shares of Class B Common Stock issued to Comcast Wireless Investment I, Inc., which we refer to as the Comcast I Shares, 12,352,941 shares of Class B Common Stock issued to Comcast Wireless Investment II, Inc., which we refer to as the Comcast II Shares, 12,352,941 shares of Class B Common Stock issued to Comcast Wireless Investment III, Inc., which we refer to as the Comcast III Shares, 12,352,941 shares of Class B Common Stock issued to Comcast Wireless Investment IV, Inc., which we refer to as the Comcast IV Shares, 12,352,941 shares of Class B Common Stock issued to Comcast Wireless Investment V, Inc., which we refer to as the Comcast V Shares, and 26,739,427 shares issued to Comcast Wireless Investment VI, Inc., which we refer to as the Comcast VI Shares, which together with the Comcast I Shares, the Comcast II Shares, the Comcast III Shares, the Comcast IV Shares, and the Comcast V Shares we refer to as the Comcast Shares; 30,922,958 shares of Class A Common Stock issued to Eagle River Holdings LLC, which we refer to as the Eagle River Shares; 15,468,261 shares of Class B Common Stock issued to TWC Wireless Holdings I LLC, which we refer to as the TWC I Shares, 15,468,261 shares of Class B Common Stock issued to TWC Wireless Holdings II LLC, which we refer to as the TWC II Shares, and 15,468,260 shares of Class B Common Stock issued to TWC Wireless Holdings III LLC, which we refer to as the TWC III Shares, which, together with the TWC I and TWC II Shares, we refer to as the Time Warner Cable Shares; 29,411,765 shares of Class A Common Stock beneficially owned by Google Inc., which we refer to as the Google Shares; and 3,333,333 shares of Class A Common Stock beneficially owned by Intel Capital (Cayman) Corporation, which we refer to as the Intel Cayman Shares, 25,098,733 shares of Class A Common Stock beneficially owned by Intel Capital Corporation, a subsidiary of Intel, which we refer to as the Intel Capital Shares, 21,881,604 shares of Class B Common Stock issued to Intel Capital Wireless Investment Corporation 2008A, which we refer to as the Intel 2008A Shares, 21,881,604 shares of Class B Common Stock issued to Intel Capital Wireless Investment Corporation 2008B, which we refer to as the Intel 2008B Shares, and 21,881,604 shares of Class B Common Stock issued to Intel Capital Wireless Investment Corporation 2008C, which we refer to as the Intel 2008C Shares, which together with the Intel Cayman Shares, the Intel Capital Shares, the Intel 2008A Shares, the Intel 2008B Shares and the Intel 2008C Shares, we refer to as the Intel Shares. Each of the above-referenced stockholders disclaims beneficial ownership of the shares of capital stock held by such other stockholder, except to the extent of his pecuniary interest therein.
(3)	Includes 454,310,914 shares of Class B Common Stock issued to Sprint HoldCo LLC and 77,413,434 shares of Class B common stock are issuable to Sprint HoldCo, LLC at par value pursuant to that certain Equityholders Agreement between the Company and certain strategic investors dated November 28, 2008. The address of such stockholder is 6200 Sprint Parkway, Overland Park, Kansas 66251.
(4)	Includes the Intel Shares. The address of each holder of Intel Shares is 2200 Mission College Boulevard, Santa Clara, California 95054-1549.

(5)	Includes the Comcast Shares. The address of each holder of Comcast Shares is One Comcast Center, 1701 John F. Kennedy Boulevard, Philadelphia, Pennsylvania 19103.
(6)	Includes 30,922,958 shares of Class A Common Stock, 375,000 shares of Class A Common Stock issuable on exercise of warrants, and 2,728,512 shares of Class B Common Stock. The address of such stockholder is 2300 Carillon Point, Kirkland, Washington 98033.
(7)	Includes 29,411,765 shares of Class A Common Stock beneficially owned by Google. The address of such stockholder is 1600 Amphitheatre Parkway, Mountain View, California 94043.
(8)	Includes the Time Warner Cable Shares. The address of each holder of Time Warner Cable Shares is 60 Columbus Circle, New York, New York 10023.
(9)	The address of such stockholder is 82 Devonshire Street, Boston, Massachusetts 02109.
(10)	The address of such stockholder is 767 Fifth Avenue, 44th Floor, New York, New York 10153.
(11)	The address of such stockholder is 100 Crescent court, Suite 860, Dallas, Texas 75201.
(12)	Includes 588,235 shares of Class A Common Stock issued in the name of CW Investments Holdings LLC, an affiliate of the stockholder, 100,000 shares of Class A Common Stock issued in the name of The Aven Foundation, 100,000 shares of Class A Common Stock issued in the name of The Stanton Family Trust, and 100 shares held in the name of the stockholder’s son. Mr. Stanton shares control of The Aven Foundation and disclaims beneficial ownership of the securities held by this entity. Mr. Stanton shares control of The Stanton Family Trust and disclaims beneficial ownership of these securities except to the extent of his pecuniary interest and investment control therein. The remaining shares are held by Mr. Stanton directly.
(13)	Includes 6,666 shares of Class A Common Stock subject to options granted to Dr. Saw and exercisable within 60 days of November 30, 2011.
(14)	Includes 12,500 shares of Class A Common Stock subject to options granted to Ms. Cochran and exercisable within 60 days of November 30, 2011.

STOCKHOLDERS SHARING AN ADDRESS

The Company will deliver only one copy of this Information Statement to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. Furthermore, the Company undertakes to deliver promptly, upon written or oral request, a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement is delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of the Information Statement by contacting the Company at: 1475 120th Avenue Northeast, Bellevue, Washington 98005, Attention: Investor Relations, or by calling (425) 636-5828. Conversely, if multiple stockholders sharing an address receive multiple Information Statements and wish to receive only one, such stockholders can notify the Company at the address or phone number set forth above.

* * * * * * * * * * * * * * *

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Information Statement to be signed on its behalf by the undersigned hereunto authorized.

By order of the Board of Directors

/s/ Jillian Harrison
Jillian Harrison
Secretary
Clearwire Corporation

December 8, 2011

Bellevue, Washington

APPENDIX A

AMENDMENT TO

CLEARWIRE CORPORATION RESTATED CERTIFICATE OF INCORPORATION

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CLEARWIRE CORPORATION

Clearwire Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation (hereinafter called the “Corporation”) is Clearwire Corporation.

2. The date of filing the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware was May 14, 2008.

3. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware with an effective time of 1:00 a.m. Eastern Standard Time on November 28, 2008 (the “Restated Charter”).

4. The Restated Charter was amended by the filing of Certificates of Amendment with the Secretary of State of the State of Delaware on November 26, 2008 and December 21, 2009.

5. The Restated Charter of the Corporation is hereby amended by striking out the first sentence of Section 4.1 thereof and by substituting in lieu of said sentence the following new first sentence in Section 4.1:

Section 4.1 Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is 3,415,000,000 shares, consisting of 15,000,000 shares of Preferred Stock, par value $.0001 per share (“Preferred Stock”), 2,000,000,000 shares of Class A Common Stock, par value $.0001 per share (“Class A Common Stock”), and 1,400,000,000 shares of Class B Common Stock, par value $.0001 per share (“Class B Common Stock”) together with the Class A Common Stock, the “Common Stock”).

6. The foregoing amendment was duly adopted in accordance with Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Certificate of Incorporation of Clearwire Corporation as of the      day of January, 2012.

CLEARWIRE CORPORATION

By:
Name:
Title: